Exhibit 10.5

Loan and Security Agreement

This Loan and Security Agreement (the “Agreement”) is made and entered into and with an effective date as of this 17 day of July, 2016 (the “Effective Date”), by and between Eviation Ltd., an Israeli company (the “Company”) and each of the lenders listed in Exhibit A (the “Lenders”) (each a “Party” and collectively the “Parties”).

WHEREAS,	in order to finance the business operations and interim financial requirements of the Company, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to borrow monies from the Lenders by way of a loan (”Loan”); and

WHEREAS,	the Lenders are willing to extend to the Company, by way of a loan, an aggregate amount of Five Hundred Thousand Dollars (US$500,000) (the “Maximum Loan Amount”), subject to the terms and conditions of this Agreement.

Now therefore, the Parties hereby agree as follows:

1.	Loan.

1.1	Subject to the terms and conditions hereof, each of the Lenders undertakes severally and not jointly, to extend to the Company half of the Aggregate Loan Amount in accordance with Exhibit A not later than July 14, 2016.

1.2	Upon such extension by the Lenders to the Company, the amount and date of such extension and the total amount outstanding of the Loan (“Outstanding Amount”) and the amount of the Loan so extended by each of the Lenders shall be recorded on Exhibit A and signed by the Company. The Outstanding Amount shall in no case exceed the Maximum Loan Amount.

2.	Interest.

2.1	The Outstanding Amount shall bear interest at the lower of (i) 3.2% per annum, and (ii) the minimum rate required by law to avoid the imputing of tax. VAT shall be added as may be required by law. Interest accrued during each calendar year during the Term shall be paid by the Company to the Lenders, in proportion to the amounts of the Loan so extended by each such Lender, not later than the first business day of the following calendar year.

3.	Repayment of Loan.

3.1	The Company may at any time, and upon not less than seven days advance notice to each of the Lenders, repay portions of the Outstanding Amount in increments of not less than US$50,000.

3.2	All Outstanding Amounts and interest thereon must be repaid by the Company to the Lenders not later than the last date of the Term.

4.	Use of Proceeds.

The Company will use the Aggregate Loan Amount to fund its operations, business development and other expenses incurred in the ordinary course of its business, in accordance with the most recent budget of the Company, or as otherwise determined by the Board.

5.	Term.

The Term of the Loan shall be seven years from the Effective Date hereof. No draw on the Loan may be made after the date that is 30 days prior to the end of the Term.

Eviation Ltd.

Loan and Security Agreement

July 2016

6.	Default.

Each of the following events shall be an “Event of Default” hereunder: (a) failure to pay any amounts due under this Loan and Security Agreement; (b) the Company’s liquidation or dissolution or the Company’s ceasing to carry on actively its present business or the appointment of a receiver for its property; (c) the dissolution, liquidation or termination of existence of, the insolvency of, or the making of an assignment for the benefit of creditors by, the Company; (d) the institution of bankruptcy, reorganization, arrangement, liquidation, receivership, moratorium or similar proceedings by or against the Company, and, if so instituted against the Company, its onset thereto or the pendency thereof for 60 days, (e) the occurrence of an Event ‹if Default on that certain Loan and Security Agreement, dated the date hereof between the Lenders and the Subsidiary, and (I) the reasonable determination by either of the Lenders that the Company shall be unable to satisfy its obligations hereunder, and the delivery to the Company of written notice of such determination. Upon the occurrence of an Event of Default hereunder, the Outstanding Amount plus interest thereon shall become automatically and immediately due and payable without notice or demand by the Lenders, and the Lenders shall be entitled to exercise all remedies available under law and under this Agreement including the exercise of any and all rights to the Secured Assets described below.

7.	Security.

As security for the repayment of the Loan in accordance with the terms hereof, the Company does hereby grant to the Lenders a first priority, specific lien and security interest on all of the shares of EVIATION TECH LTD. a company under the laws of Israel having ID # 515443182, that are or may be held by the Company from time to tme (the “Secured Assets”), and that the Company shall within 14 days of the date hereof, execute and deliver for filing with the Israel Companies Register, such documents, filing and certificates, including a mortgage or other evidence of lien, as may be required to file and perfect such lien and security interest against the Secured Assets. As further security, the Company has deposited with Adv. Amos Bar Mor (the “Escrow Agent”) a share certificate and executed share transfer deed covering all of the shares of the Subsidiary held by the Company, along with an instruction to the Escrow Agent to release said share certificate and transfer deed to the Lenders’ upon delivery to the Escrow Agent of a copy of the written notice by the Lenders of an Event of Default as was delivered to the Company. the Escrow Agent may be replaced by either of the Lenders upon their provision to the Escrow Agent and the Company of 30 days advance written notice that includes the identity of such replacement. The Escrow Agent may resign from such service upon his provision to each of the Lenders and to the Company of his resignation.

8.	Miscellaneous.

8.1	This Agreement, together with all Exhibits hereto, constitutes the full and entire understanding and agreement between the Parties with regard to the subject matters hereof.

8.2	No failure or delay by any Party to this Agreement to enforce at any time any of the provisions hereof, or to exercise any power or right hereunder, shall operate as or be construed to be, a waiver of any such provision, power or right. Any waiver of any provision hereof or any power or right hereunder shall be in writing, and shall be effective only in the specific instance and for the purpose for which given.

8.3	This Agreement may be executed in any number of counterparts, each of which shall be deemed ah original and enforceable against the Parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

8.4	All notices and other communications required or permitted hereunder to be given to a Party to this Agreement shall be in writing and shall be transmitted via facsimile or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, to the addresses set forth in the end of this Agreement.

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Eviation Ltd.

Loan and Security Agreement

July 2016

8.5	This Agreement shall be construed in accordance with and governed by the laws of the State of Israel, without giving effect to any choice or conflict of law provision or rule, and any action arising out of or in any way connected with this Agreement shall be brought exclusively in the competent courts of Tel Aviv — Jaffa, Israel.

8.6	This Agreement may be modified or amended only by a written instrument signed by all of the Parties hereto. The rights and obligations pursuant to this Agreement may be assigned or otherwise conveyed by the Lenders jointly with the assignment or conveyance of all and/or any part of the Aggregate Loan Amount, provided that the transferee agrees to be subject to this Agreement as if it was an original Party hereunder. Upon such transfer, the assignee shall be further referred to as Lenders.

In Witness Whereof, the Parties have executed this Agreement as of the date first set forth above.

EVIATION LTD.

Address:	2 Ha’Ofe Street, Kadima, 60920 Israel.

By:	Omer Bar-Yohay
Title:	CEO

Confirmed and Agreed:

/s/ Mr. Aviv Tzidon
Mr. Aviv Tzidon

MAGIC STONE GEMSTONE IMPORT AND MARKETING LTD.

By:	/s/ Michael Ilan
Title:

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